Exhibit 99.1

       COMMONWEALTH BANKSHARES, INC., NORFOLK, VA, ANNOUNCES 52% INCREASE
                IN EARNINGS FOR THE YEAR ENDED DECEMBER 31, 2006

    NORFOLK, Va., Jan. 25 /PRNewswire-FirstCall/ --

                                2006 GROWTH RATES
                                 (in thousands)

                                                    Increase Over
                    Year Ended       Year Ended       Year Ended
                   December 31,     December 31,     December 31,        Growth
                       2006             2005             2005             Rate
                  --------------   --------------   --------------   --------------
Assets                   715,205          549,454          165,751             30.2%
Loans                    669,541          508,903          160,638             31.6%
Deposits                 487,175          383,890          103,285             26.9%
Net Income                10,092            6,634            3,458             52.1%

    Commonwealth Bankshares, Inc. (Nasdaq: CWBS) today reported record earnings of $10.1 million for the year ended December 31, 2006, an increase of $3.5 million or 52.1% over the comparable period in 2005. For the quarter ended December 31, 2006, the Company earned a record $2.8 million, an increase of 40.5% over the $2.0 million reported in the fourth quarter of 2005. On a per share basis, diluted earnings increased 25.0% to $1.70 for the year ended December 31, 2006 compared to $1.36 for the same period in 2005. For the quarter ended December 31, 2006, diluted earnings per share was $0.42 up from $0.36 for the fourth quarter in 2005. All share and per share amounts have been restated for all periods presented to reflect the eleven-for-ten stock split distributed on June 30, 2006 to shareholders of record on June 19, 2006 and the eleven-for-ten stock split distributed on December 29, 2006 to shareholders of record on December 18, 2006.

    Edward J. Woodard, Jr., CLBB, Chairman of the Board, President and Chief Executive Officer, commented, "Throughout my forty-six year banking career, I have never been more proud and excited to be part of such a dynamic and growing company as Bank of the Commonwealth. 2006 was an exceptional year for us, both in earnings and asset growth. Our fourth quarter earnings surpassed any previously reported quarterly earnings over our thirty-five year history. Equally meaningful, our exceptional growth rate has been achieved while, at the same time, improving profitability, maintaining our sound asset quality and building our capital base. We continue to seek opportunities to grow and expand our network. In June 2006, we opened a private banking center in Norfolk. Furthermore, we plan to open additional branches over the next twelve months. In February 2007, we are scheduled to move into our permanent branch in the Ocean View section of Norfolk, Virginia and we will open our second branch in Portsmouth, Virginia at 1020 London Boulevard. In April 2007, we will be opening our third branch in Chesapeake, Virginia at 2600 Taylor Road, across from the Chesapeake Square Mall, as well as our first branch in North Carolina on Caratoke Highway in Powells Point. In May 2007, we will be opening our second branch in North Carolina in the St. Waves Plaza in St. Waves, NC. We are also pursuing branch locations in the Redmill section of Virginia Beach, Cypress Point in Norfolk, Moyock, NC and in the Greenbrier area of Chesapeake. As we continue to grow, we are continuously looking to expand our traditional nonbanking services as well as searching for new avenues of revenue. Our mortgage subsidiary, Bank of the Commonwealth Mortgage, has expanded its mortgage lending services to the outer banks of North Carolina. Our fourth mortgage office opened in May 2006 in Kill Devil Hills, NC at 2603 N. Croatan Highway. Our expansion strategy, combined with sound asset quality, expanding margins and improved operating efficiencies, continues to drive our results. I am also proud to report that on October 26, 2006, the Company successfully added $27.5 million in additional capital through a private placement of 1,163,461 shares of newly issued Company common stock. The loyalty and continued support of our shareholders and customers has provided the foundation for our growth and success. We look forward to continuing to execute a strategy we believe will enhance the long-term growth of the company and value for our shareholders."

    The Company's record earnings resulted in favorable profitability ratios. Profitability as measured by the Company's return on average assets (ROA) was 1.57% for the year ended December 31, 2006 up 11 basis points or 7.5% from 1.46% for the comparable period in 2005. Return on average equity (ROE) increased 37 basis points to 13.72% for the year ended December 31, 2006 as compared to 13.35% for the year ended December 31, 2005. For the quarter ended December 31, 2006, ROA was 1.58% and ROE was 11.73%. In addition, the Company's efficiency ratio (tax equivalent basis) improved to 48.16% for the year ended December 31, 2006 from 49.57% a year ago.

    The record earnings were driven by the $160.6 million or 31.6% increase in the Bank's loan portfolio from December 31, 2005 to December 31, 2006. Total loans at December 31, 2006 reached a record $669.5 million. Our strong loan demand generated record increases in interest income. Interest income on loans increased $18.2 million or 54.0% to $52.0 million for the year ended December 31, 2006. For the quarter ended December 31, 2006 interest income on loans increased 39.0% to $14.4 million up from the $10.3 million reported in the fourth quarter of 2005.

    Interest expense of $22.8 million for the year ended December 31, 2006 represented a $10.1 million increase from the comparable period in 2005. For the fourth quarter of 2006, interest expense was $6.4 million, an increase of $2.2 million over the fourth quarter of 2005. The increase was primarily attributable to the record increase in the Company's average interest bearing liabilities along with the increase in overall rates paid on liabilities as a result of the higher interest rate environment.

    A fundamental source of the Company's earnings, net interest income, is defined as the difference between income on earning assets and the cost of funds supporting those assets. Significant categories of earning assets are loans and securities, while deposits and short-term borrowings represent the major portion of interest bearing liabilities. The level of net interest income is impacted primarily by variations in the volume and mix of these assets and liabilities, as well as changes in interest rates when compared to previous periods of operations. As a result of the record increases in interest earning assets coupled with the increase in the rate earned on our interest earning assets, our net interest income reached an all time quarterly high of $8.2 million for the quarter ended December 31, 2006, an increase of $1.9 million or 29.9% over the comparable period in 2005. For the year ended December 31, 2006, net interest income reached a record $30.1 million, an increase of $8.6 million or 40.0% over the comparable period in 2005.

    Net interest margin, which is calculated by expressing net interest income as a percentage of average interest earning assets, is an indicator of effectiveness in generating income from earning assets. The Company's net interest margin (tax equivalent basis) was 4.86% for the year ended December 31, 2006 compared to 4.90% for the same period in 2005. For the quarter ended December 31, 2006 the net interest margin (tax equivalent basis) was 4.87% as compared to 4.94% reported in the fourth quarter of 2005.

    Commonwealth Bankshares exceeded its goal for asset growth. Total assets at December 31, 2006 reached a new high of $715.2 million, up 30.2% or $165.8 million from $549.5 million at December 31, 2005.

    Despite the rapid growth in the Company's loan portfolio, our asset quality remains exceptional. Net charge-offs for the year ended December 31, 2006 were $68.8 thousand, or 0.011% of year to date average loans. Non- performing assets were $2.2 million or 0.31% of total assets at December 31, 2006 compared to $182.5 thousand or 0.03% of total assets at December 31, 2005.

    Shareholders' equity at December 31, 2006 reached a new high of $103.2 million up $40.5 million or 64.6% from $62.7 million at December 31, 2005. The record increase in net income contributed to the new high along with the $27.5 million in additional capital raised in the fourth quarter of 2006 though a private placement of its common stock. Mr. Woodard added, "Our shareholders play an important role in supporting our company. To share in the Company's success, I am pleased to note that we raised our 2007 first quarter dividend by 20.7% to $0.06 per share, reflecting the Company's strong financial performance."

    About Commonwealth Bankshares

    Commonwealth Bankshares, Inc. is the parent of Bank of the Commonwealth which opened its first office in Norfolk, Virginia, in 1971, creating a community bank that was attuned to local issues and could respond to the needs of local citizens and businesses. Over the last three decades, the Company's growth has mirrored that of the communities it serves. Today, Bank of the Commonwealth has eleven bank branches strategically located throughout the Hampton Roads region and an extensive ATM network for added convenience. The Company continues to grow and develop new services, such as Online Banking and a Corporate Cash Management program and at the same time, maintain the longstanding commitment to personal service. Our slogan conveys our true corporate philosophy: "When you bank with us, you bank with your neighbors." Bank of the Commonwealth offers insurance services through its subsidiary BOC Insurance Agencies of Hampton Roads, Inc., title services through its subsidiary Executive Title Center, mortgage funding services through its subsidiary Bank of the Commonwealth Mortgage, and investment related services through its new subsidiary, Commonwealth Financial Advisors, LLC.* Additional information about the company, its products and services, can be found on the Web at http://www.bankofthecommonwealth.com.

    Contact: Edward J. Woodard, Jr., CLBB, Chairman of the Board, President and Chief Executive Officer, P.O. Box 1177, Norfolk, Virginia 23501, Phone:
(757) 446-6904 or ewoodard@bocmail.net Web Site:
http://bankofthecommonwealth.com

    *Securities and Insurance Products are: *not insured by FDIC or any Federal Government Agency * May Lose Value * Not a Deposit of or Guaranteed by the Bank or any Bank Affiliate. Securities and insurance offered through BI Investments, LLC. member NASD and SIPC. BI Investments is associated with Bank of the Commonwealth. Commonwealth Financial Advisors, LLC is a wholly-owned subsidiary of Bank of the Commonwealth. This press release contains forward- looking statements. Words such as "anticipates," " believes," "estimates," "expects," "intends," "should," "will," variations of such words and similar expressions are intended to identify forward-looking statements. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: changes in the national and local economies or market conditions; changes in interest rates, deposit flows, loan demand and asset quality, including real estate and other collateral values; changes in banking regulations and accounting principals, policies or guidelines; and the impact of competition from traditional or new sources. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. Commonwealth Bankshares, Inc. undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

                  Commonwealth Bankshares, Inc. and Subsidiaries
                    Selected Financial Information (Unaudited)

                                            Three Months Ended               Twelve Months Ended
                                      -----------------------------     -----------------------------
(in thousands, except per             December 31,     December 31,     December 31,     December 31,
share data)                               2006             2005             2006             2005
-----------------------------------   ------------     ------------     ------------     ------------
Operating Results:
   Interest income                    $     14,606     $     10,480     $     52,916     $     34,289
   Interest expense                          6,358            4,128           22,797           12,742
   Net interest income                       8,248            6,352           30,119           21,547
   Provision for loan losses                   645              900            2,690            2,740
   Non-interest income                       1,283            1,097            5,059            3,893
   Non-interest expense                      4,509            3,552           16,967           12,638
   Income before provision for
    income taxes                             4,377            2,997           15,521           10,062
   Provision for income taxes                1,606            1,018            5,405            3,419
   Income after provision for
    income taxes                             2,771            1,979           10,116            6,643
   Noncontrolling interest                      (4)              (9)             (24)              (9)
   Net income                         $      2,767     $      1,970     $     10,092     $      6,634

Per Share Data**:
   Basic earnings                     $       0.43     $       0.40     $       1.86     $       1.54
   Diluted earnings                   $       0.42     $       0.36     $       1.70     $       1.36
   Book value                         $      15.08     $      12.73     $      15.08     $      12.73
   Dividends per share                $       0.05     $     0.0495     $     0.1991     $     0.1736
   Basic weighted average
    shares outstanding                   6,363,628        4,915,767        5,440,303        4,310,914
   Diluted weighted average
    shares outstanding                   6,656,071        5,712,963        5,999,436        5,055,552
   Shares outstanding at
    period-end                           6,844,975        4,928,992        6,844,975        4,928,992

Period End Balances:
   Assets                             $    715,205     $    549,454     $    715,205     $    549,454
   Loans*                                  669,541          508,903          669,541          508,903
   Investment securities                     7,676            8,924            7,676            8,924
   Deposits                                487,175          383,890          487,175          383,890
   Shareholders' equity                    103,225           62,730          103,225           62,730

Average Balances:
   Assets                             $    696,887     $    528,055     $    643,042     $    455,833
   Loans*                                  655,102          497,960          603,133          417,106
   Loans held for sale                           -              417                -           11,747
   Investment securities                     7,907            5,177            8,525            6,026
   Deposits                                499,378          366,985          451,561          329,955
   Shareholders' equity                     93,572           61,434           73,546           49,702

Financial Ratios:
   Return on average assets                   1.58%            1.48%            1.57%            1.46%
   Return on average
    shareholders' equity                     11.73%           12.72%           13.72%           13.35%
   Efficiency Ratio (tax
    equivalent basis)                        47.24%           47.62%           48.16%           49.57%
   Shareholders' equity to
    total assets                             14.43%           11.42%           14.43%           11.42%
   Loan loss allowance to
    loans*                                    1.22%            1.09%            1.22%            1.09%
   Loan loss allowance to non-
    performing assets                       365.68%         3025.54%          365.68%         3025.54%
   Non-performing assets to
    total assets                              0.31%            0.03%            0.31%            0.03%
   Net interest margin (tax
    equivalent basis)                         4.87%            4.94%            4.86%            4.90%

* Net of unearned income
** All share and per share amounts have been restated for all periods presented to reflect the eleven-for-ten stock split distributed on June 30, 2006 and the eleven-for-ten stock split distributed on December 29, 2006.

SOURCE  Commonwealth Bankshares, Inc.
    -0-                             01/25/2007
    /CONTACT: Edward J. Woodard, Jr., CLBB, Chairman of the Board, President and Chief Executive Officer of Commonwealth Bankshares, Inc., +1-757-446-6904, ewoodard@bocmail.net/
    /Web site:  http://www.bankofthecommonwealth.com /